Exhibit 99.1        Press Release dated October 26, 2020

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2020 THIRD QUARTER FINANCIAL RESULTS

Pleasanton, CA – October 26, 2020 -

●	Net sales of $364.3 million increased 17.5% year-over-year
●	Strong gross margin of 47.6% improved 3.2% year-over-year
●	Income from operations of $91.3 million increased 49.8% year-over-year, operating margin of 25.1% increased 5.4% year-over-year
●	Diluted earnings per share of $1.54 increased 58.8% year-over-year
●	Updating full year 2020 financial guidance on improved demand outlook
●	Declared a $0.23 per share cash dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the third quarter of 2020. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended September 30, 2020 with the quarter ended September 30, 2019.

2020 Third Quarter Financial Highlights

•Consolidated net sales of $364.3 million increased 17.5% from $309.9 million.
◦North America net sales of $316.9 million increased 19.4% from $265.5 million due to higher sales volumes to the home center channel, primarily due to the return of a home center customer and increased repair and remodel activity, as well as from other sales distributor channels, which experienced increased new housing starts and repair and remodel activity. Canada's net sales increased, primarily due to higher sales volumes. Canada's net sales were adversely impacted by negative foreign currency translation. In local currency, Canada sales increased.
◦Europe net sales of $44.8 million increased 6.0% from $42.2 million, primarily due to slightly higher sales volumes along with the positive impact of foreign currency translation of approximately $2.1 million from some Europe currencies strengthening against the United States dollar. In local currency, Europe net sales increased due to higher sales volumes.

•Consolidated gross profit of $173.2 million increased 25.9% from $137.6 million. Gross margin increased to 47.6% from 44.4%.
◦North America gross margin increased to 48.9% from 45.6%, primarily due to decreases in material and labor costs, partly offset by higher warehouse and shipping costs, each as a percentage of net sales.
◦Europe gross margin decreased to 37.9% from 38.4%, primarily due to increased labor, warehouse and shipping costs, partly offset by lower material and factory and overhead costs.

•Consolidated income from operations of $91.3 million increased 49.8% from $61.0 million. The increase was primarily due to the increase in gross profit, partly offset by higher operating expenses including cash profit sharing and stock-based compensation expense. Consolidated operating margin increased to 25.1% from 19.7%.
◦North America income from operations of $87.4 million increased from $56.8 million, primarily due to the increase in gross profit, partly offset by higher operating expenses.
◦Europe income from operations of $6.1 million increased from $5.4 million, primarily due to increased gross profit.

•The Company's effective income tax rate was 26.2% for both quarters.

•Net income was $67.1 million, or $1.54 per diluted share of the Company's common stock, compared to net income of $43.7 million, or $0.97 per diluted share.

•Cash flow provided by operating activities decreased approximately $8.9 million to $86.8 million from $95.7 million.

•Cash flow used in investing activities decreased approximately $1.2 million to $8.1 million from $9.3 million. Capital expenditures were approximately $6.8 million compared to $9.2 million.

Management Commentary

“We delivered strong third quarter results with our sales increasing 17.5% year-over-year and 11.7% quarter-over-quarter to $364.3 million on significantly higher volume,” commented Karen Colonias, the Company's President and Chief Executive Officer. “Our sales volume improved primarily due to ongoing momentum in our home center and co-op customers as we have continued to benefit from the shift in consumer behavior toward home renovations as a result of the COVID-19 pandemic. Sales volumes were supported by the return of Lowe’s as a home center customer in the second quarter of 2020. By the end of October, we expect nearly all 1,737 Lowe’s stores will be set with our industry-leading connectors, mechanical anchor and fastener product solutions. Our sales were further supported by improving U.S. housing starts and the recovery in Europe following government shutdowns in the United Kingdom and France due to COVID-19 in late March. In addition, we achieved a considerable improvement in our gross margin to 47.6% in the third quarter of 2020 from 44.4% in the third quarter of 2019. The strength in our gross margin, combined with our effective expense management, helped drive a 49.8% year-over-year increase in our income from operations to $91.3 million and strong earnings of $1.54 per diluted share.”

Mrs. Colonias continued, “While our focus over the past seven months has been on cash preservation to ensure our working capital needs could be met in the near-term due to uncertainty related to COVID-19, we have been grateful to be able to operate as a supplier to other essential businesses with minimal disruptions. As such, we are continuing to support our growth strategy in identifying M&A opportunities that would complement our existing product offering and manufacturing footprint or strengthen our software capabilities. In-line with this initiative, we recently made two strategic asset purchases including the acquisition of a small connector manufacturer in the United Kingdom that we expect to improve our market share in Europe and a small software application that we believe will strengthen our value proposition for builders.”

Mrs. Colonias concluded, “At Simpson, we value our employees’ health, safety and wellbeing as our top priority and strive for continuous improvement to ensure our Company remains a safe and rewarding place to work. Our diligence, including strict adherence to protocols to help minimize the spread of COVID-19, has enabled us to continue operating our business, while executing against our strategic, operational and financial initiatives in order to maximize shareholder value.”

Corporate Developments

•During the quarter, the Company paid down $75 million of the $150 million borrowed from its $300 million revolving credit facility.

•On October 13, 2020, the Company announced Michael Olosky as its Chief Operating Officer, effective November 30, 2020. Mr. Olosky will primarily be responsible for overseeing Simpson’s sales and operations globally, and will report directly to the Company’s President and Chief Executive Officer, Karen Colonias. Mr. Olosky succeeds Simpson’s former Chief Operating Officer Ricardo Arevalo, who retired in February 2020 after 20 years of service to the Company.
•On October 23, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend will be payable on January 28, 2021 to the Company's stockholders of record as of January 7, 2021.

Business Outlook

On July 27, 2020, the Company reinstated its 2020 full-year outlook originally provided on February 3, 2020. The Company is updating its full year outlook, primarily reflecting three quarters of actual results, as well as improved visibility on the progression of pandemic-related restrictions and the impact of those restrictions on the Company’s operations. Based on business trends and conditions as of today, October 26, the Company's outlook for the full fiscal year ending December 31, 2020 is as follows:

•Net sales are estimated to increase in the range of 9.0% to 10.0% compared to the full year ended December 31, 2019.

•Gross margin is estimated to be in the range of 45.0% to 46.0%.

•Operating expenses, as a percentage of net sales, are estimated to be in the range of 25.0% to 26.5%.

•The effective tax rate is estimated to be in the range of 24.5% to 26.0%, including both federal and state income tax rates.

While the magnitude and duration of the COVID-19 pandemic and its impact on general economic conditions remains uncertain, the Company is continuing to monitor the impact of the outbreak on its operations and financial condition, which was not significantly adversely impacted in the second quarter or third quarter of 2020. Please note that ongoing uncertainties surrounding the impact of COVID-19 on the Company’s business, which may include the economic impact on its operations, raw material costs, consumers, suppliers, vendors, and other factors outside of its control, may have a material adverse impact on the Company’s financial outlook.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s third quarter 2020 financial results conference call on Monday, October 26, 2020, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=141698 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, November 9, 2020, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13711219. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's Web site.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of COVID-19 on our operations and supply chain, and the operations of our customers, suppliers and business partners and those discussed under Part I – Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, Part II – Other Information – Item 1.A. Risk Factors in our Form 10-Qs for the quarters ended March 31, 2020 and June 30, 2020 and subsequent filings with the SEC. To the extent that COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of such risk and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2020	2019	2020	2019
Net sales	$364,304	$309,932	$974,048	$874,029
Cost of sales	191,061	172,288	521,339	491,952
Gross profit	173,243	137,644	452,709	382,077
Research and development and engineering expense	12,287	11,972	37,860	35,287
Selling expense	29,396	27,672	84,757	84,471
General and administrative expense	40,289	37,047	117,396	117,941
Total operating expenses	81,972	76,691	240,013	237,699
Gain on disposal of assets	(72)	(14)	(209)	(265)
Income from operations	91,343	60,967	212,905	144,643
Interest expense, net and other	(518)	(1,778)	(3,202)	(2,394)
Income before taxes	90,825	59,189	209,703	142,249
Provision for income taxes	23,768	15,503	52,341	36,324
Net income	$67,057	$43,686	$157,362	$105,925
Earnings per common share:
Basic	$1.54	$0.98	$3.60	$2.37
Diluted	$1.54	$0.97	$3.59	$2.35
Weighted average shares outstanding:
Basic	43,474	44,477	43,683	44,673
Diluted	43,683	44,814	43,873	44,995
Cash dividend declared per common share	$0.23	$0.23	$0.68	$0.68
Other data:
Depreciation and amortization	$10,349	$9,529	$30,088	$29,044
Pre-tax equity-based compensation expense	$4,031	$2,099	$9,459	$8,699

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	September 30,		December 31,
(Amounts in thousands)	2020	2019	2019
Cash and cash equivalents	$311,465	$194,061	$230,210
Trade accounts receivable, net	226,447	180,898	139,364
Inventories	260,054	242,730	251,907
Other current assets	22,439	17,565	19,426
Total current assets	820,405	635,254	640,907
Property, plant and equipment, net	246,472	250,950	249,012
Operating lease right-of-use assets	41,453	34,463	35,436
Goodwill	133,734	131,191	131,879
Other noncurrent assets	35,801	34,450	38,132
Total assets	$1,277,865	$1,086,308	$1,095,366
Trade accounts payable	$42,271	$40,861	$33,351
Accrued liabilities and other current liabilities	148,890	125,006	125,556
Total current liabilities	191,161	165,867	158,907
Operating lease liabilities, net of current portion	33,354	27,256	27,930
Long-term debt, net of current portion	75,000	—	—
Deferred income tax and other long-term liabilities	17,550	16,238	16,572
Stockholders' equity	960,800	876,947	891,957
Total liabilities and stockholders' equity	$1,277,865	$1,086,308	$1,095,366

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2020	2019	change*	2020	2019	change*
Net Sales by Reporting Segment
North America	$316,902	$265,505	19.4%	$852,759	$746,009	14.3%
Percentage of total net sales	87.0%	85.7%		87.5%	85.4%
Europe	44,766	42,219	6.0%	114,877	121,647	(5.6)%
Percentage of total net sales	12.3%	13.6%		11.8%	13.9%
Asia/Pacific	2,636	2,208	19.4%	6,412	6,373	0.6%
	$364,304	$309,932	17.5%	$974,048	$874,029	11.4%
Net Sales by Product Group**
Wood Construction	$311,167	$255,869	21.6%	$834,411	$731,898	14.0%
Percentage of total net sales	85%	84%		86%	84%
Concrete Construction	52,983	53,947	(1.8)%	139,299	141,883	(1.8)%
Percentage of total net sales	15%	16%		14%	16%
Other	154	116	N/M	338	248	N/M
	$364,304	$309,932	17.5%	$974,048	$874,029	11.4%
Gross Profit (Loss) by Reporting Segment
North America	$155,045	$120,974	28.2%	$409,864	$336,251	21.9%
North America gross margin	48.9%	45.6%		48.1%	45.1%
Europe	16,980	16,214	4.7%	40,787	43,900	(7.1)%
Europe gross margin	37.9%	38.4%		35.5%	36.1%
Asia/Pacific	1,376	455	N/M	2,026	1,924	5.3%
Administrative and all other	(158)	1	N/M	32	2	N/M
	$173,243	$137,644	25.9%	$452,709	$382,077	18.5%
Income (Loss) from Operations
North America	$87,378	$56,844	53.7%	$213,135	$139,489	52.8%
North America operating margin	27.6%	21.4%		25.0%	18.7%
Europe	6,074	5,386	12.8%	7,100	9,645	(26.4)%
Europe operating margin	13.6%	12.8%		6.2%	7.9%
Asia/Pacific	519	(481)	N/M	(160)	(837)	N/M
Administrative and all other	(2,628)	(782)	N/M	(7,170)	(3,654)	N/M
	$91,343	$60,967	49.8%	$212,905	$144,643	47.2%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400